Exhibit 99.1

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CONTACT:	Delta Corporate Communications
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Delta Board of Directors Names Ash Carter as Newest Member

ATLANTA, October 23, 2017 – Delta Air Lines’ (NYSE: DAL) board of directors today announced Ash Carter as its newest member, effective immediately. Carter is Director of the Belfer Center for Science and International Affairs at Harvard Kennedy School, and an Innovation Fellow at MIT. He served as U.S. Secretary of Defense from 2015 to 2017.

“Ash’s distinguished career in government service and expertise in global affairs, science and technology will be invaluable to Delta,” said Frank Blake, Delta’s non-executive chairman of the board.

“I am very pleased to be joining a special kind of enterprise that combines excellent technology and people in complex global operations,” Secretary Carter said.

Secretary Carter also has served directly and indirectly under 11 Secretaries of Defense, in both Democratic and Republican administrations. He served as Deputy Secretary of Defense from 2011 to 2013, functioning as the department’s chief operating officer; as Undersecretary of Defense for Acquisition, Technology and Logistics from 2009 to 2011; and as Assistant Secretary of Defense for International Security Policy from 1993 to 1996. Outside of government service, Secretary Carter was most recently a distinguished visiting fellow at Stanford University’s Hoover Institution and a Senior Executive at the Markle Foundation.

He earned bachelor degrees at Yale University and a doctorate in theoretical physics from Oxford University, where he was a Rhodes Scholar.